Exhibit 99.2
NYMAGIC, INC.
March 5, 2009
9:00 a.m. ET

Operator:	Good morning, welcome to the NYMAGIC, INC. conference call to discuss fourth quarter and year-end 2008 financial results. All lines have been on mute to prevent any background noise.

After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time, please press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

Now I would like to turn the call over to Ms. Cecelia Heer of Richard Lewis Communications. Please go ahead ma’am.

Cecelia Heer:	Thank you. And thanks everyone for joining us today. By now, all of you should have received a copy of the company’s press release, which was disseminated yesterday after the close of the financial markets. If you have not received a copy, please contact Richard Lewis Communications at 212-827-0020 and a copy will be e-mailed to you immediately.

With us today we have Mr. George Kallop, President and CEO, Mr. Bill Michaelcheck, Director and Chairman of Mariner, Mr. William “Skip” Shaw, Vice Chairman, Mr. Tom Iacopelli, Chief Financial Officer, Mr. Paul Hart, General Counsel, and Mr. Mark Blackman, Chief Underwriting Officer.

Before we begin we would like to remind everyone that any forward-looking statements concerning the Company’s operations, economic performance and financial condition contained herein including statements related to the outlook of the Company’s performance in 2009 and beyond are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, investment yields, the estimation of loss reserves and loss reserve development, the uncertainty surrounding the loss amounts related to the attacks of September 11, 2001, the occurrence of wars and acts of terrorism, net loss retention, the effect of competition, the ability to collect reinsurance receivables, the availability and cost of reinsurance, changes in the ratings assigned to the Company by ratings agencies and other risks and uncertainties as included in the Company’s filings with the Securities and Exchange Commission.

These risks could cause actual results for the 2009 year and beyond to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

And now I would like to introduce Mr. George Kallop, President and Chief Executive Officer of NYMAGIC, George.

George Kallop:	Thank you. Good morning, everyone. This morning, I’d to like to make some brief comments on fourth quarter and full year results. Afterwards we would be happy to take any questions you may have.

The company reported a net loss for the three months ended December 31, 2008 of $19.8 million or $2.36 per diluted share, compared with a net loss of $8.3 million or $.93 per diluted share in 2007.

Net losses for the full year ended December 31, 2008 totaled $104.3 million or $12.23 per diluted share compared with net earnings of $13.4 million or $1.46 per diluted share for the year ended December 31, 2007.

Net investment income or loss amount to a loss $16 million for the fourth quarter of 2008 and a loss of $63.5 million for the year ended December 31, 2008. Losses among trading securities, which included preferred stocks, municipal bonds, exchange traded funds, and hedge positions totaled $42.3 million during 2008, and losses in our hedge fund portfolio totaled $26.8 million during the year. These losses were somewhat offset by $9.7 million in income from other fixed income investments.

In addition, the company had net realized investment losses of $1.4 million during the fourth quarter and $47.7 million during the year ended December 31, 2008. These losses during 2008 were almost entirely attributable to a decline in the market value of our super senior residential mortgage backed securities.

Also the company recognized an unrealized loss of $2.9 million primarily related to its municipal bonds held as available for sale. This was reflected in comprehensive losses for the quarter.

As of December 31, 2008, the company had $211.3 million in cash and short-term investments and receivables for securities sold, $226.3 million of other fixed income investments, $123 million of hedge fund investments, and $11.8 million in preferred stocks. As indicated, there has been a significant reduction in hedge fund investments since September 20, 2008. Part of this is due to hedge fund losses of $12.9 million, but it is also due to hedge fund redemptions of $22.7 million. Our holdings of preferred stocks were also reduced.

In early January 2009, the company sold its remaining preferred stocks. During January and February, the company increased its holdings of municipal and corporate bonds and maintained a major position in short-term U.S. Treasury securities.

Presently we are focused on selective additions to our corporate bond portfolio targeting medium term obligations of corporations having credit ratings of A or better.

In general, we have made major adjustments to our investment strategy with more emphasis on fixed income investments and less focus on hedge funds and equities. As you can see from the composition of our portfolio, we are in a highly liquid position.

Through the end of February 2009, the company has seen significant increases in the market value of its municipal bonds while the corporate bond portfolio has declined very slightly in market value. The company has continued to receive principal and interest payments on its mortgage securities. Hedge fund investments achieved positive aggregate returns of about 1% during January and we estimate that they would roughly break even during February. Definitive hedge funds results, however, will not be available until mid-March.

With regard to insurance operations, gross premiums written during the fourth quarter 2008 totaled $42.6 million compared with $50.1 million during the fourth quarter of 2007. The ocean marine segment declined by $5.6 million. A slight increase in marine liabilities was more then offset by declines in other marine categories most notably the cargo, haul, and energy lines. The inland marine/fire segment declined by $2.1 million largely due a decline in the property line and motor truck cargo. The other liabilities segment was essentially flat year-to-year. A small increase in excess workers’ compensation was largely offset by a small decline in E&O.

Gross premiums written for the year ended December 31, 2008 totaled $217.3 million as compared with $228.4 million for the same period of 2007, and included a $15.9 million decline in the ocean marine segment that resulted primarily from the company’s decision to terminate a major cargo program at the end of 2007. This program accounted for roughly $20 million of gross premiums during 2007, but we found it to be an unsatisfactory book. Declines were also experienced in the energy and hull lines due to culling of other unprofitable accounts.

Inland marine/fire declined by $2.5 million, largely due to reductions in property accounts and motor truck cargo. Other liabilities increased by $7.4 million largely driven by increases in excess workers’ compensation, non-marine liability, and professional liability.

Net premiums written were influenced by the same factors that impacted gross premiums. Net premiums written during the fourth quarter of 2008 totaled $31.4 million, compared to $36 million during the fourth quarter of 2007. Ocean marine net premiums declined by $3.1 million and inland marine/fire net premiums declined by $1.3 million. Other liability net premiums written were essentially flat dropping by $333,000.

Net premiums written during the year ended December 31, 2008 totaled $165.4 million compared with $167.9 million during 2007. Ocean marine net premiums written declined by $9 million and inland marine/fire net premiums declined by $2.4 million. Other liability net premiums written increased by $8.8 million.

Net premiums earned for the fourth quarter of 2008 totaled $38.6 million compared with $45.3 million for the fourth quarter of 2007. The decline in ocean marine resulted primarily from the roll off of the cargo program we decided to terminate. Inland marine/fire declined by $774,000 and other liabilities decreased by $2.5 million.

Net premiums earned for the year ended December 31, 2008 totaled a $167.1 million compared with $166.1 million during the same period of 2007. This was an increase of $1 million.

Ocean marine declined by $6.9 million for reasons cited earlier, and inland line/fire declined by $1.3 million. Other liabilities increased by $9.1 million, driven by increases in excess workers’ compensation, professional liability, and other non-marine liability classes.

Turning to our loss experience, 2008 was significantly impacted by two major events, most notably the settlement of some old reinsurance receivable issues that date back to the 1990s, that resulted in adverse development of $12.4 million during the second quarter, and losses of $6.6 million that arose from Hurricanes Gustav and Ike during the third quarter. These two events added 11.4% to our loss ratio for the year ended December 31, 2008. Including these events our loss ratio was 65.8% during this period. Other than these two events our loss experience was very favorable during the year. During the fourth quarter, our loss ratio was 49.2%.

The company’s combined ratio was 112.1% for the year ended December 31, 2008. The two events I just mentioned added 11.4% to the combined ratio for the year. The combined ratio for the fourth quarter of 2008 was 100.3%. The company continues to incur substantial expenses arising from the start up of MMO Agencies and the implementation of new systems. We expect that our investment in MMO Agencies will bear significant fruit this year and we also expect that system expenses will decline after the project is completed later this year.

In summary, 2008 was a hard year for the company, but we have made major adjustments in our investment strategy and we are focused on achieving growth in premium revenues, principally by developing new niches such as MMO Agencies. We face many challenges in this difficult economic environment, but our goal is to return to profitability during 2009. We would now be happy to answer any questions you may have.

Operator:	At this time, I would like to remind everyone if you would like to ask a question, press star 1. Your first question is from the line of Amit Kumar of Fox-Pitt Kelton.

Amit Kumar:	I have a few questions here. In terms of market conditions, I know you’re talking about the premium changes, but could you refresh us on pricing in the sub segments in Q4 as well as Q1 of ‘09?

George Kallop:	I’ll give you a brief overview, and then I’ll ask Mark Blackman to add any comments he thinks are relevant. First of all, overall rates in the marine liability and energy segments are quite good at this point. I would say most other rates are holding their own, and I would say the only significant exception to that is probably in the property area, where we’re seeing continued softness. That’s the high level. Mark, do you want to add some granularity to that?

Mark Blackman:	We have a real opportunity in marine liability right now. We’ve had a substantial contraction in some of our competitor’s capacity. We’re taking advantage of these opportunities right now, trying to grow there.

Energy rates are obviously firm but they need to come up. Casualty rates are relatively flat. A good portion of that book has been in large construction projects in New York, and obviously that’s going to go down. But we’re confident that MMO Agencies will more than make up for that.

In the professional liability line the emphasis is on small accounts, and we continue to roll out new programs and we’re confident that, that line can grow this year and rates are holding their own. In the fourth quarter you’re also going to get some last minute death rattles. I think there was some heavy competition on property and motor truck cargo that caused the rates to go down in the fourth quarter, but I think some of that’s recovered.

Some of the people that were responsible for those rates have exited the business. So, overall we’re hopeful for a flat rate year except on the marine liabs side. The one question mark for all of us is that, while we’ve had a contraction of capital in the industry, there is also contraction in the U.S. economy. And, it remains to be seen whether companies will be premium growth oriented as opposed to underwriting oriented. We are going to continue to focus on profit.

Amit Kumar:	That’s helpful. You talked about the contraction in capital; maybe you can talk about your premium to equity. When you look at the opportunities which you just outlined, do you think you are somewhat constrained based on the investment and the issues in the past, or how do you think about that?

George Kallop:	I can tell you that I don’t believe that we’re constrained at all. If you look at our present net premiums to surplus ratio it’s about .87 to 1. That’s not a constraint on writing new business. As Mark has referenced, we do have expectations for increasing business in a number of areas, most notably MMO Agencies. We did cite the number of offices they’re opened. Clearly it takes a while to get momentum rolling on these things, but I think it’s fair to say everybody around here is pretty optimistic about the future of that segment.

We’re also optimistic about the future in the marine liabs category, which is clearly our most long-standing, most profitable segment. And, if there is one segment that’s going to be strong, that’s the segment for us that we would like it to be. In terms of capital adequacy I don’t see any impediment on writing a fair amount of additional business this year.

Amit Kumar:	In terms of reserve releases, I think they were slightly higher than the past few quarters. I might have missed this. Did you outline what specific subcategory they came from and what time period they were from in Q4?

George Kallop:	Why don’t I ask Tom Iacopelli, our Chief Financial Officer, to respond to that one?

Tom Iacopelli:	Sure, in the fourth quarter we released reserves of about $4.5 million. They primarily came from the ocean marine and other liability segments, primarily in the 2003 to 2006 years. We continually see some favorable trends in terms of loss payout patterns in both segments. Accordingly, we’ve reduced our reserves and the targeted loss ratios were reduced based on our analysis of the actual reported versus the expected results. So, we continue to see good news in those two lines, and as a result we released $4.5 million.

Amit Kumar:	That sounds fine. Moving on to the most important portfolio, on the RMBS side, you did disclose the subordination levels. Could you just talk about what the underlying loans to values are, and refresh us on the FICO scores too?

George Kallop:	I’ll start with the FICO scores. In most of the pools, the FICOs are around about 700. We have some pools where they’re in the 725 to 750 range. So, from a FICO score basis we’re in quite good shape.

In terms of initial loan to values, and again there’s the initial loan to value, and then the estimated current loan to value, the initial loan to values were in range of mid 70s to low 80s. In terms of current loan to values — that really gets into guesstimates, and I would rather not go there.

Really as we look at these things, yes those are factors, but by far the most important factor in the security of our position is the levels of subordination compared with delinquencies, and we did make note of the fact that our levels of subordination are in excess of our levels of delinquencies.

Again, this is a very generous, conservative, categorization of any delinquencies. We consider anybody who is 60 days past due as part of this pot. Now there are a lot of people out there who might get a couple of months behind unintentionally and might catch up.

The other thing to remember is the delinquency rate is not a loss rate. The delinquency rate simply is an indicator that you may have trouble if you have to go through a foreclosure. So, for example, if you’ve got a delinquency of 20% that’s not a loss rate. That might be a loss rate of somewhere between 5 and 10%. Who knows? But that is the most important factor in terms of assessing our securities. So we have spent a lot of time analyzing these things and so far, I think we remain in good shape in terms of our subordination levels holding. Our subordination levels range from I think about 27% to as high as 50%. The lowest subordination levels are in those pools that have higher FICO scores and lower delinquencies. So, they are properly matched if you will, in terms of credit protection versus risk of default. We’ll see how the world develops, but there is a huge pot of subordinated money that stands between us and a loss, and that’s been the case for the last year, even though delinquencies have risen.

And it remains that case. Legislation from Washington may help home buyers and may help solve this problem. If it doesn’t, foreclosures, real estate owned, and ultimately sale, accelerate repayments.

It’s important to remember that we’re carrying these securities at roughly 60% of par. So for every dollar of principal we get 60 cents of that dollar is principal recovery, and 40 cents of that dollar is income.

So an optimist says this is an opportunity, and I think to some to significant degree it is an opportunity for the future. On the downside, I still think we have plenty of protection from the subordination levels that we enjoy.

Amit Kumar:	Thanks for that detailed explanation. One quick question. You were talking about the sale of the preferred stock. Obviously those numbers are showing through Q1, right? What is the number, that absolute delta, the realized loss, on that?

George Kallop:	In terms of the fourth quarter?

Male:	No, Q1. If you sold in January, it’s going to run through Q1 numbers, right?

Tom Iacopelli:	We sold them at a price at that was favorable compared to the December 31 prices. The other point is, the preferreds are part of our trading portfolio, so all liquid investments run through income, so there may be some small gains in that regard.

Male:	Gain. OK. Thanks so much for the answers.

George Kallop:	Yes. I think the important part of that quite frankly is that those sales took place in the early part of January; not the end of January, after which the preferred stock in these banks suffered a lot more deterioration.

I think it was a timely exit.

Male:	OK. Thanks so much, guys.

Operator:	Again, if you would like to ask a question, press star 1. There are no further questions at this time.

George Kallop:	I thank you. I thank you all for attending the call. We look forward to our next call in the middle of May, and we’re hopeful that we’re going to have much better results to talk about. I look forward to speaking with all of you at that point. Thank you again.

Operator:	This concludes today’s conference call. You may now disconnect.
END